Exhibit 15.1
November 21, 2011
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our reports dated May 3, 2011, August 2, 2011 and November 9, 2011 on our review of interim financial information of Nabors Industries Ltd. and its subsidiaries (the “Company”) for the three-month periods ended March 31, 2011 and 2010, the three-month and six-month periods ended June 30, 2011 and 2010 and the three-month and nine-month periods ended September 30, 2011 and 2010 and included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, respectively, are incorporated by reference in its Registration Statement on Form S-4 dated November 21, 2011 of Nabors Industries Ltd. and Nabors Industries, Inc.
Very truly yours,
/s/ PricewaterhouseCoopers LLP